UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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ACETO CORPORATION

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Dear Fellow Shareholder:

On behalf of the Board of Directors and our approximately 280 employees located in ten countries, we present to you our fiscal year 2017 Annual Report on Form 10-K and the associated corporate proxy statement. The highlight for Fiscal 2017 was the successful acquisition of generic products and related assets from entities formerly known as Citron Pharma LLC and Lucid Pharma LLC. The assets acquired in this transaction expand, complement, and strengthen our existing and future product offerings. In what has become a difficult generic drug business environment, one key for long-term success is having an ever-growing commercial portfolio of generic products, a strong internal drug development pipeline and capable, reliable manufacturing partners. This transaction adds significantly to the Rising Pharmaceuticals business platform in all three crucial areas.

In what was a competitive merger and acquisition environment we were able to complete this transaction in late calendar 2016 at an attractive EBITDA multiple through a $270 million up-front payment, a $50 million unsecured deferred payment to the seller, and the issuance of 5.122 million shares, which become unrestricted beginning in late December 2019. The purchase agreement also provided for a 5-year potential earn-out of up to $50 million in cash, based on the financial performance of four pre-specified pipeline products that are in development. At this point we anticipate filing ANDA applications with the FDA on these products by the end of Fiscal 2018.

This transaction is another step in the transition of the Company to one focused on human health. The overall revenue of ACETO grew to $638 million in fiscal 2017, a 14% increase compared to Fiscal 2016, with human health related business revenue increasing year-over year by 22 % and accounting for 74% of total company revenue.

Notwithstanding the strategic value that this transaction brought the Company, overall competitive pressures, consolidation within the generic drug distribution networks and the political environment, individually and combined, contributed to a 3% decrease in Adjusted EBITDA to $71.7 million, a 21% decrease in Adjusted Diluted Earnings Per Share to $1.19 and a 70% decline in GAAP Reported Earnings per share of $0.35.

As you will read in the Company’s Form 10-K, the balance of our business segments experienced relatively flat year-on-year performance in revenue and earnings. Ongoing attention to improving margins and seeking expansion of business through new products and customers coupled with cost containment are ongoing efforts. We continue, however, to believe that the future growth engine for the Company is tied to its activity in human health. While we had a seventh consecutive year of growth in revenue, albeit due to the product acquisition, the Company’s financial performance for Fiscal 2017 was disappointing. We faced many headwinds that we were not able to overcome. The past year needs be viewed, in part, as a reset, or new beginning.

Some brief comments on our business segments: within our Human Health segment, Rising Pharmaceuticals, our finished dosage form generic drug business, is the cornerstone of ACETO’s growth strategy. At the fiscal year end we had 129 Rx products within 398 SKU’s. This is an increase of 98.5% Rx products compared to Fiscal 2016. The pipeline of products filed and or approved pending launch, which is a barometer of internal future growth, stood at 62 at fiscal year-end. This is in addition to the 71 products in varying stages of development. Contrasting this with last fiscal year’s pipeline, this is an increase of 29.1%. We are still seeking opportunities to acquire late stage assets that come about through industry consolidations or strategic divestitures.

In our Pharmaceutical Ingredients business segment, we anticipated that our product development effort would result in sufficient new business to provide overall growth to the segment. New business did contribute 22% of revenue and 20.5 % of gross profit. However, the loss of business offset these gains and the business segment was flat on a year-to-year basis.

Our Performance Chemicals business segment continued to show gross profit improvement, increasing on a fiscal year-to-year basis by almost 3% to $37.2 million. On a margin basis, gross margin improved from 21.3% to 22.5% for the year. While revenue did decrease by 2%, the gross profit for this non-manufacturing distribution business is at industry leading performance levels. Going forward, we will strive to maintain our favorable margins but with more focus on top-line growth. Our primary source of product originates from China and, due to our office and staff in Shanghai, we have been able to maintain and improve margins as regulatory and environmental regulations within the country have created pricing pressures and, in some cases, forced closure of non-compliant facilities within the country.

FISCAL 2017 FINANCIAL REVIEW

We again achieved record full-year results for net sales. Our net sales were $638 million, a 14.3% increase from the $558.5 million reported for fiscal 2016. Gross profit was $140.8 million compared to $142.8 million in fiscal 2016, a decrease of 1.4%. Gross margin for fiscal 2017 was 22.1% compared to 25.6% in the prior year. Net income decreased by 67.3% to $11.4 million from $34.8 million reported in fiscal 2016. GAAP earnings per diluted share was $0.35 for fiscal 2017 compared to $1.18 per share in fiscal 2016, a 70.3% decrease.

On a non-GAAP basis, ACETO’s net income was $38.7 million or $1.19 per share, compared to $44.4 million or $1.50 per share, as reported for fiscal 2016, a decrease of 12.9% and 20.7%, respectively.

The Company ended fiscal 2017 with $57.7 million in cash, cash equivalents and short-term investments, long term debt of $339.2 million, working capital of $251.4 million and shareholders’ equity of $407.7 million. Our Pharmaceutical Ingredients and Performance Chemicals business segments continued as steady cash-generating businesses, helping us pay down nearly $33 million of debt during the third and fourth quarters of fiscal 2017.

A LOOK AHEAD

A look ahead clearly starts with our recent announcement of William C. Kennally, III becoming the company’s President and CEO this past October 2. Bill brings a 37-year career of accomplishments within the pharmaceutical industry, inclusive of the generic drug sector. Additionally, having served as a Board member this past year, he has been guiding discussions about managing issues arising from the changing environment within the generic industry. We are delighted that Bill has accepted this responsibility and enhanced role with the company. The core skill set upon which ACETO was founded - quality assurance, regulatory compliance, and product logistics - has and will continue to serve as the foundation for our overall success within the industries that we serve: pharmaceutical industry as a supplier of molecules and finished dosage form generic prescription drugs (Rx); nutritional ingredients; specialty industrial chemicals; and agricultural protection products. Now we believe a fourth core skill set has been added: new business selection-development. Our ability to use our overall skills in the selection of new products to pursue as part of our internal product development program in all facets of the business is complex. None more complicated than in the generic space. A timeline from conception to commercialization is at a minimum 24 months. Predicting how a market will look two or more years out in time is filled with uncertainty. Seeking opportunities where at present and into the future we will continue to have a strategic advantage is a key to our future success. In addition to emphasizing organic growth initiatives for all our business segments, we continue to seek appropriately priced acquisitions be they product or business segments.

The Company’s senior management has a robust program of outreach to shareholders, potential shareholders and those interested in learning more about ACETO and its strategic long-term direction. This is accomplished by presentations at industrywide conferences sponsored by third party entities and one-on-one meetings with a cross section of individual investor audiences. We recently learned that Canaccord Genuity Inc. initiated coverage of the Company. With the addition of Canaccord, there are now four firms providing research analysis and coverage on ACETO to the financial-investor community: First Analysis, Craig-Hallum Capital Group Inc., Canaccord and Singular Research.

CLOSING

Our ongoing objective and commitment to you, our shareholder, is to continually seek to enhance the long-term value of your investment in ACETO. This has been a difficult year in large measure due to the industrywide performance downturn within the generic drug segment. This affected our overall profitability and share price. Our acquisition of assets from Citron and Lucid has provided us with the scope of business necessary for our sustainability, future viability and growth. Even though this was another step forward in the transformation of the company, our stock price, as was the case with many public generic drug companies, took a dramatic negative turn. We started Fiscal 2017 at $ 22.51/share and closed the Fiscal Year at $15.45/share, a 31% decrease. We take no pleasure or pride in that many other generic companies also fared poorly this past year. As we look to Fiscal 2018, we will strive to improve our overall financial performance and bring positive momentum back to our stock.

As always, it is the combined effort and dedication of our employees worldwide that is the lynchpin to our performance. In the challenging business climate in which we find ourselves, our most heartfelt appreciation goes out to our employees worldwide for their continued support, dedication and confidence in growing ACETO and working on improving shareholder value. They, along with our customers, suppliers, shareholders, and Board of Directors, through their collaborations and relationships, likewise demonstrate their ongoing commitment to our success.

Lastly, we take note of Hans Noetzli and Sal Guccione departing Aceto. Hans Noetzli, a most valued Board member and a guiding influence for the “C” suite team for the past 16 years, will not be standing for re-election as he has reached our Board retirement age. We most sincerely thank Hans for his counsel these past years and wish him many years of enjoyment ahead. During Sal Guccione’s tenure with the company, as a Board member for six years and four years as CEO, the company made significant progress in forging ahead with a transition to a human health focused company. I know that you join me in thanking Sal for his service and dedication to the company and wishing him success in all of his future endeavors.

We thank all of you for being a continuing and integral part of the ACETO family.

Albert L. Eilender

Chairman of the Board